Prospect Capital Makes $12 Million Second Lien Debt Investment in Qualitest

NEW YORK, NY -- 11/12/2007 -- Prospect Capital Corporation (NASDAQ: PSEC) ("Prospect") announced today that it has made a second lien debt investment of $12 million in Qualitest Pharmaceuticals, Inc., and affiliates ("Qualitest"), a leading manufacturer and distributor of generic pharmaceuticals based in Huntsville, Alabama.

Founded in 1983, Qualitest is a fully-integrated developer, manufacturer, and marketer of a full line of generic prescription pharmaceuticals and over-the-counter products with a focus on attractive specialized niche areas, including generic liquids, semi-solids, and narcotics. The company, with more than 400 products and a robust pipeline of future launches, is a top 10 national supplier of generic pharmaceuticals based on both volume and revenues. Qualitest distributes its finished products to major drug wholesalers, large pharmacy chains, and independent pharmacies throughout the United States. Qualitest has been acquired by an affiliate of Apax Partners Worldwide LLP ("Apax"), a global private equity group with more than $20 billion in assets under management and a nearly 20 year track record of healthcare and diversified sector investing.

Prospect's second lien secured debt, along with equity capital from Apax as well as debt from other institutional providers, is being utilized to acquire a controlling interest in Qualitest.

"Qualitest's recurring cash flow history, prospective growth, and significant private equity sponsorship, from a firm we have known for many years, were all important factors leading to our investment," said Gautam Shirhattikar, an investment professional with Prospect Capital Management.

ABOUT PROSPECT CAPITAL CORPORATION

Prospect Capital Corporation (www.prospectstreet.com) is a closed-end investment company that lends to and invests in private and microcap public businesses. Prospect Capital's investment objective is to generate both current income and capital appreciation through debt and equity investments.

Prospect Capital has elected to be treated as a business development company under the Investment Company Act of 1940 ("1940 Act"). We are required to comply with a series of regulatory requirements under the 1940 Act as well as applicable NASDAQ, federal and state laws and regulations. We have elected to be treated as a regulated investment company under the Internal Revenue Code of 1986. Failure to comply with any of the laws and regulations that apply to Prospect Capital could have a material adverse effect on Prospect Capital and its shareholders.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such statements, other than statements of historical fact, are likely to be affected by other unknowable future events and conditions, including elements of the future that are or are not under the Company's control, and that the Company may or may not have considered; accordingly, such statements cannot be guarantees or assurances of any aspect of future performance. Actual developments and results are highly likely to vary materially from these estimates and projections of the future. Such statements speak only as of the time when made, and the Company undertakes no obligation to update any such statement now or in the future.

Please send investment proposals to:

Grier Eliasek
President and Chief Operating Officer
grier@prospectstreet.com
(212) 448-9577